Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces Third Quarter 2020 Results

Company Also Receives Additional Insurance Proceeds

Recent Highlights:

•

Received additional insurance payment of $0.7 million on October 20, bringing total collected to $22.6 million; potential to collect up to $30.0 million for the replacement value of damaged assets, not including potential business interruption recovery proceeds

•

Escrow balance has grown to $7.9 million, allocated for the retirement of the Veritex loan; the Company anticipates retiring the $8.5 million net balance on the Veritex loan, leaving it debt free by the end of 2020

•	Successful and regular operation of the second of three iterations of the V1.25 electrolyzer program, ahead of schedule
•	Fabrication and continued testing of the V1.25b electrolyzer have validated anticipated improvements, including reduced build cost, higher throughput and lower maintenance costs
•	Poised to begin operating the V.125L electrolyzer by the end of October, ahead of schedule
•	Patent portfolio enhanced through the grant of a new patent; robust intellectual property assets now consist of 45 patents allowed or granted in 17 countries/regions
•	$5.6 million of cash on hand at quarter end; made further progress regarding ongoing rate of cash spend
•	Company has implemented its capital light, AquaRefining™ equipment supply and licensing business model
•	Began the sale process of non-core assets and several parties have expressed interest in potential acquisition of the McCarran, Nevada facility
•	Continued progress with potential licensing partners; ongoing discussions with several parties, inclusive of Clarios

MCCARRAN, Nev., Oct. 22, (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ:AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its third quarter ended September 30, 2020.

Steve Cotton, President and Chief Executive Officer, commented “I continue to be pleased with Aqua Metals’ progress as we focus on our low capital, equipment supply and licensing business model. The V1.25L program is moving forward and remains ahead of schedule. The redesign of the frame and tank utilized for V1.25b validated our expectations regarding improved build and maintenance costs, among other enhancements. These improvements have simplified the overall electrolyzer design and improved the maintenance efficiency. In addition, development of further advancements that will be utilized for the final iteration of the program, are well underway. We remain very encouraged by the results of the V1.25 program and believe the results will continue to fortify Aqua Metals’ game changing technology that will be utilized by our future licensees. Additionally, I believe Aqua Metals is well positioned financially. We have significantly reduced our rate of cash spend and we have made substantial progress collecting insurance proceeds and anticipate more payments are on the way. At the end of the quarter we had a cash balance of $5.6 million, not including the escrow balance we have built up to $7.9 million that will be utilized to pay off the $8.5 million net balance on the Veritex loan – which we anticipate happening prior to year-end, reducing our monthly debt service cash burn by ~$74,000 or nearly $0.9 million annually. We also have begun the process of monetizing non-core assets through the sale of plant equipment and have engaged with multiple interested parties after placing the McCarran facility for sale.”

Third Quarter 2020 Financial Results

The Company recognized minimal revenue during the third quarter ended September 30, 2020, because of the plant fire and the focus on its licensing strategy. The revenue earned during the quarter resulted from the sale of inventory consisting of lead compounds that were generated during pre-fire operations. By comparison, during the quarter ended September 30, 2019, the Company recognized revenue of $2.4 million. Product sales for the third quarter of 2019 consisted of high-purity lead from the AquaRefining process, as well as lead bullion, lead compounds and plastics.

Cost of product sales decreased by approximately 80% for the third quarter of 2020 to $1.6 million, compared to $8.2 million for the third quarter of 2019. Cost of product sales were lower in 2020 due to the suspension of production resulting from the fire.

General and administrative expenses for the third quarter of 2020 decreased approximately 68% to $1.7 million, from $5.1 million in the third quarter of 2019. The decrease is attributed to the suspension of operations and expenses under the Operations, Maintenance and Management Agreement with Veolia, reduced Company payroll and efficiencies in nearly all other expense categories.

For the quarter ended September 30, 2020, the Company had an operating loss of $3.4 million compared to an operating loss of $11.3 million for the third quarter of 2019, and a negative cash flow from operations of only $0.7 million for the third quarter of 2020 compared to $8.3 million for the first half of 2020. The net loss for the third quarter of 2020 was $1.8 million, or $0.03 per basic and diluted share, compared to a net loss of $11.3 million, or $0.20 per basic and diluted share, in the third quarter of 2019.

As of September 30, 2020, the Company had $5.6 million in cash and cash equivalents. In addition, at the end of the third quarter, the Company had $7.6 million in escrow, to be used for the retirement of the Veritex loan. The increase in other assets during the third quarter of 2020 to $10.6 million, from $7.9 million at the end of the second quarter, was driven by the growth of escrow balance. Subsequent to quarter end, as a result of an additional insurance payment, the escrow total grew to $7.9 million.

Aqua Metals received insurance proceeds of $6.8 million during the third quarter of 2020. The insurance proceeds receivable balance has now been reduced to zero as insurance payments have exceeded the total established insurance proceeds receivable amount. The $19.9 million of insurance proceeds receivable recorded during the fourth quarter of 2019, was limited by GAAP accounting standards to the net book value of assets written off as a result of the fire. Any amounts received in excess of that total are reported as other income. It is anticipated that additional insurance collections will be received, reflecting actual asset replacement cost and business interruption coverage.

Conference Call and Webcast

Aqua Metals will hold a conference call on Thursday, October 22, 2020 at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time) to discuss third quarter results and corporate developments. The call may be accessed by dialing: 1-855-327-6837 (toll free) or 1-631-891-4304 for international callers. A simultaneous webcast of the conference call will be available at: http://public.viavid.com/index.php?id=142036. In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until November 22, 2020 by dialing 1-844-512-2921 (toll free) or 1-412-317-6671 and using pin number 10011537.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid battery recycling production capacity by licensing the AquaRefining technology to partners. This could help meet the growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, Nevada. To learn more, please visit www.aquametals.com.

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@aquamatalsinc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates”, "potential“ and variations of such words or similar expressions that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for the sale of the land and building at our McCarran facility; the sufficiency of any sale proceeds coupled with any further insurance recovery to fund our operations and the development and completion of our V1.25 electrolyzer; the benefits of the V1.25 electrolyzer; and the future of lead acid battery recycling via traditional smelters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to sell the land, building and non-core equipment at our McCarran facility on a timely basis, (2) the risk that we may not realize the sale proceeds we hoped for from the sale of the land, building and non-core equipment, (3) the risk that the terms of any such sale may include indemnities or other provisions that pose potential contingent liability to Aqua Metals, (4) the risk that we may not be able to complete the development of our V1.25 electrolyzer; (5) the risk that we may not realize the expected benefits from our V1.25 electrolyzer; (6) the risk that our insurance recovery from our claims relating to the November 2019 fire at our TRIC facility and proceeds from the sale of legacy assets will not be sufficient to fund our accelerated licensing strategy; (7) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our V1.25 electrolyzer and AquaRefining process; (8) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (9) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (10) the risk that we will have to engage in additional sales of our equity securities in order to fund our future operations; (11) the risk that further funding, by any means, may not be available at all; (12) the fact that we have not generated any significant revenue to date, thus subjecting us to all of the risks inherent in an early-stage company; (13) the risk that our patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented; (14) the risk that we may not be able to successfully conclude our proposed joint development agreement with Clarios or, if we do, realize the expected benefits of such agreement; (15) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (16) our ability to protect our proprietary technology, trade secrets and know-how and (17) those other risks disclosed in the section "Risk Factors" included in our Quarterly Report on Form 10-Q filed on October 22, 2020 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,635	$7,575
Accounts receivable	—	244
Insurance proceeds receivable	—	17,446
Inventory	1,135	1,257
Prepaid expenses and other current assets	489	981
Total current assets	7,259	27,503

Non-current assets
Property and equipment, net	37,266	37,643
Intellectual property, net	864	999
Other assets	10,554	3,309
Total non-current assets	48,684	41,951

Total assets	$55,943	$69,454

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,714	$4,829
Accrued expenses	2,179	4,133
Lease liability, current portion	602	552
Notes payable, current portion	364	296
Total current liabilities	4,859	9,810

Lease liability, non-current portion	403	861
Asset retirement obligation	827	790
Notes payable, non-current portion	8,456	8,404
Total liabilities	14,545	19,865

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 61,117,926 and 57,997,780 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	61	58
Additional paid-in capital	191,475	189,422
Accumulated deficit	(150,138)	(139,891)
Total stockholders’ equity	41,398	49,589

Total liabilities and stockholders’ equity	$55,943	$69,454

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Product sales	$90	$2,361	$108	$4,281

Operating cost and expense
Cost of product sales	1,635	8,231	4,395	20,097
Research and development cost	210	282	669	1,240
General and administrative expense	1,656	5,107	6,286	13,458
Total operating expense	3,501	13,620	11,350	34,795

Loss from operations	(3,411)	(11,259)	(11,242)	(30,514)

Other income and (expense)
Insurance proceeds net of related expenses	1,722	—	1,467	—
Interest expense	(166)	(142)	(513)	(3,234)
Interest and other income	18	85	43	225

Total income (expense), net	1,574	(57)	997	(3,009)

Loss before income tax expense	(1,837)	(11,316)	(10,245)	(33,523)

Income tax expense	—	—	(2)	(2)

Net loss	$(1,837)	$(11,316)	$(10,247)	$(33,525)

Weighted average shares outstanding, basic and diluted	60,998,971	57,053,982	60,242,093	50,491,786

Basic and diluted net loss per share	$(0.03)	$(0.20)	$(0.17)	$(0.66)